Exhibit 99.2

Westcorp and WFS Financial
2004 Fourth quarter and Year-end Conference Call
January 26, 2005

During Westcorp and WFS Financial Inc’s (collectively, the “Company”) joint conference call held on January 26, 2005, the Company stated:

“Even with a successful ABS program, we believe that we can achieve greater funding flexibility and lower overall cost of funds by expanding our California based community bank. To this end, we have applied for and received approval from the California Department of Financial Institutions and the FDIC to convert to a California state bank charter. We continue to move through the regulatory approval process and are working with the Federal reserve to obtain its approval for this transaction. On a related note, the merger remains subject to approval by the majority of WFS Financial’s minority shareholders.

We’re excited about 2005. We’re well positioned for profitable growth, and we expect to continue to grow in the 10% to 15% range.

•	In this part of the business cycle, we expect improvement in credit performance.

•	While on the flip side, we expect interest margin compression as interest rates rise.

•	We anticipate that our operating efficiency ratios will remain flat as we continue to invest in the business including opening new offices.

•	And depending on the timing of the merger and the charter conversion, we expect that deposit growth could exceed a 1/2 billion dollars in 2005.

We had a great year in 2004 and we expect 2005 to be even better. Given our projected origination growth, credit quality and expenses, we expect double digit earnings growth in 2005. At some point during the year, however, we do expect the adjustments related to our conversion and merger to impact our reported financial results.

Assuming that the merger occurs sometime in the second quarter this year, we expect to earn somewhere between $230 and $240 million in 2005, including the effects of purchase accounting adjustments and taking into account the estimated 7.3 million addition shares that will be issued as a result of the merger, we expect earnings per share to be in the range of $3.95 and $4.15 in 2005.”